UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2010

DCP Holding Company

(Exact name of registrant as specified in its charter)

Ohio	0-51954	20-1291244
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Crowne Point Place, Sharonville, Ohio		45241
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 554-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

ITEM 3.02	Unregistered Sale of Equity Securities

On July 15, 2010, the Company entered into a Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) with Total Vision Services, LLC (“TVS”), an Ohio limited liability company in the business of developing, marketing and managing a network of optometrists and opticians. The Company has had a contractual relationship with TVS since January 1, 2002 under which the Company’s dental members are provided access the TVS vision network and optical goods and services at discounted rates.

Pursuant to the Stock Purchase Agreement, TVS agreed to purchase 300 shares of Redeemable Institutional Preferred Shares (the “Shares”) at a purchase price of $1,000 per share, with an aggregate purchase price of $300,000. The annual dividend payable on each Share shall be (i) in respect of the dividend payable in 2011, 5% of the per share issue price, prorated based on the number of days which the Share was outstanding in 2010; and (ii) in respect of the dividends payable in 2012 (for 2011) and all years thereafter, 5% of the book value of the Share on December 31 of the preceding year, prorated based on the number of days which the Share was outstanding in the preceding year.

The sale of the Shares under the Stock Purchase Agreement closed on July 21, 2009, pursuant to a private sale exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The private sale was privately negotiated with TVS without the assistance of a placement agent. The Stock Purchase Agreement includes customary representations by TVS regarding private placements, including accredited investor status and investment intent. The proceeds of the sale of the Shares will be used to fund the expansion of current dental insurance products into new markets, to fund corporate infrastructure improvements and to increase the capital and surplus Dental Care Plus, Inc. to support the growth of fully-insured dental insurance premium revenue.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which is filed as Exhibit 10.1 hereto, which is incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Preferred Stock Purchase Agreement by and between the Company and Total Vision Services, LLC, dated July 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCP Holding Company

Date: July 21, 2010	/s/ Robert C. Hodgkins, Jr.
Robert C. Hodgkins, Jr.
Vice President and Chief Financial Officer